Exhibit 99.(d-3)

August 28, 2017

The Alger Funds II

360 Park Avenue South

New York, NY 10010

Dear Sirs:

Fred Alger Management, Inc. (“FAM”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the Funds listed on Schedule A for the time period indicated. FAM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include dividend expenses on short sales, borrowing costs, interest, taxes, brokerage, and extraordinary expenses.

FAM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes.

This agreement may not be terminated during the time period indicated.   FAM may, during the one-year term of the expense reimbursement contract, recoup any expenses waived or reimbursed pursuant to the expense reimbursement contract to the extent that such recoupment would not cause the expense ratio to exceed the lesser of the stated limitation in effect at the time of (i) the waiver or reimbursement and (ii) the recoupment.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, Inc.

/s/ Hal Liebes
By: Hal Liebes, EVP

Accepted by:
The Alger Funds II

/s/ Hal Liebes
By: Hal Liebes, President

SCHEDULE A

Portfolio Name	Share Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Alger Spectra Fund	T	October 31	1.35%	August 29, 2018
Alger Mid Cap Focus Fund	A	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	C	October 31	1.95%	August 29, 2018
Alger Mid Cap Focus Fund	I	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	T	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	Z	October 31	0.99%	August 29, 2018
Alger Responsible Investing Fund	A	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	I	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	T	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	Z	October 31	0.90%	August 29, 2018
Alger Dynamic Opportunities Fund	A	October 31	1.95%	August 29, 2018
Alger Dynamic Opportunities Fund	C	October 31	2.70%	August 29, 2018
Alger Dynamic Opportunities Fund	T	October 31	1.95%	August 29, 2018
Alger Dynamic Opportunities Fund	Z	October 31	1.60%	August 29, 2018
Alger Emerging Markets Fund	A	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	C	October 31	2.30%	August 29, 2018
Alger Emerging Markets Fund	I	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	T	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	Y-2	October 31	0.99%	August 29, 2018
Alger Emerging Markets Fund	Z	October 31	1.25%	August 29, 2018